Exhibit 2.1

ASSET PURCHASE AND FUEL SUPPLY AGREEMENT

between

FULL SERVICE FUELING, INC.

and

EZFILL HOLDINGS, INC.

dated as of

March 2, 2022

ASSET PURCHASE AND FUEL SUPPLY AGREEMENT

This Asset Purchase and Fuel Supply Agreement (this “Agreement”), dated as of March 2, 2022, is entered into between Full Service Fueling, Inc., a Florida corporation (“Seller”) and EzFill Holdings, Inc., a Delaware corporation (“Buyer” or “EzFill”).

Recitals

WHEREAS, Seller is engaged in the business of mobile gas delivery (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all contracts, including contracts (“Intellectual Property Agreements”) granting rights to use Intellectual Property, as defined in Section 3.07 (collectively, the “Assigned Contracts”), set forth on Schedule 1.01(a) of the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedules”);

(b) all Intellectual Property that is owned by Seller or used or held for use in the conduct of the Business as currently conducted set forth on Schedule 1.01(b) of the Disclosure Schedules (the “Intellectual Property Assets”);

(c) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property set forth in Schedule 1.01(c) of the Disclosure Schedules (the “Tangible Personal Property”);

(d) all permits (“Permits”), including environmental permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 1.01(d) of the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement;

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(e) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(f) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(g) all goodwill and the going concern value of the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including contracts relating to Intellectual Property, that are not Assigned Contracts;

(b) the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

(c) the assets, properties and rights specifically set forth on Schedule 1.02(c) of the Disclosure Schedules; and

(d) internal financial records of Affiliates of Seller.

Section 1.03 No Liabilities; Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities (as defined below) of Seller or any of its Affiliates (as defined below) of any kind or nature whatsoever (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

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(b) any Liability for (i) federal, state and local taxes (“Taxes”) of Seller (or any stockholder or Affiliate of Seller) or relating to the Business or the Purchased Assets for any tax period ending before the Closing Date and with respect to any taxable period beginning before and ending after the Closing Date, the portion of such tax period ending on and including the Closing Date (the “Pre-Closing Tax Period”); (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law);

(c) any Liabilities in respect of any pending or threatened action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such action relates to such operation on or prior to the Closing Date;

(d) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(e) any environmental claims, or liabilities under environmental laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(f) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(g) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; to this effect, Seller shall satisfy any loans/financing outstanding on the Purchased Assets prior to Closing; and

(h) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any law or governmental order.

As used herein, “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

As used herein, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

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Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be: (i) $325,000 in cash (the “Cash Payment”); and (ii) such number of shares of common stock par value $0.0001 per share of the Company that shall equal to $50,000 (the “Shares”) (collectively the “Purchase Price”). The Shares shall be valued based upon the closing price of the Company’s stock on the NASDAQ on the date immediately preceding the Closing Date.

Section 1.05 Allocation of Purchase Price. Buyer and Seller shall negotiate in good faith or to agree on the purchase price allocation for tax reporting purposes. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any provision of the Internal Revenue Code of 1986, as amended. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.07 Third Party Consents. To the extent that Seller’s rights under any contract or permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the reasonable extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 4:00 p.m., Eastern time, on the Business Day after all of the conditions to Closing are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale, in form and substance satisfactory to counsel for Buyer and Seller (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement, in form and substance satisfactory to counsel for Buyer and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iii) an assignment in form and substance satisfactory to counsel for Buyer and Seller (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) a fuel loading rack license agreement, in form and substance satisfactory to counsel for Buyer and Seller (the “License Agreement”), duly executed by Seller’s Affiliate, Palmdale Oil Company, Inc., a Florida corporation (“Palmdale”), granting Buyer a non-exclusive license to use the fuel loading racks, and three parking spaces at Palmdale’s existing fueling facilities located in West Palm Beach, Riviera Beach, Boynton Beach, Ft. Myers, Tampa and Orlando, Florida (“Palmdale’s Facilities”), and providing that Buyer will use Palmdale as its supplier throughout the State of Florida; and

(v) a mutual Non-Solicitation and Non-Interference and non-solicitation agreement, in form and substance satisfactory to counsel for Buyer and Palmdale (the “Non-Solicitation and Non-Interference Agreement,” and together with the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property Assignments and License Agreement, the “Ancillary Documents”), pursuant to which Palmdale agrees not to solicit Buyer’s or Seller’s customers in the mobile fuel delivery business or Buyer’s employees for employment except with the prior written consent of Buyer, which shall not be unreasonably withheld, and Buyer agrees not to solicit Palmdale’s customers in the wholesale petroleum business or Palmdale’s employees for employment except with the prior written consent of Palmdale, which shall not be unreasonably withheld, for a period of 2 years after the Closing Date.

(vi) copies of all consents, approvals, waivers and authorizations referred to in the Disclosure Schedules;

(vii) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

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(ix) evidence reasonably satisfactory to Buyer that any loans/financings relating to the Purchased Assets have been paid in full; and

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the License Agreement duly executed by Buyer;

(iv) the Non-Solicitation and Non-Interference Agreement duly executed by Buyer; and

(v) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the following statements are true and correct as of the date hereof, except as otherwise scheduled hereto. All references to Seller’s knowledge in the following representations and warranties refer to the actual knowledge of Seller’s officers and management level employees, without investigation.

Section 3.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Disclosure Schedules set forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 3.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

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Section 3.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.04 Assigned Contracts.

(a) The Assigned Contracts listed in Schedule 1.01(a) constitute each of the contracts by which any of the Purchased Assets are bound or affected or to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets.

(b) Except as set forth on Schedule 1.01(a), to the Seller’s knowledge, each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Except as set forth on Schedule 1.01(a), none of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. Except as set forth on Schedule 1.01(a), to the Seller’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as set forth on Schedule 1.01(a), there are no material disputes pending or threatened under any Assigned Contract included in the Purchased Assets.

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Section 3.05 Title to Purchased Assets. Except as set forth on Schedules 1.01(b) and 1.01(c), to the Seller’s knowledge, Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. Except as set forth on Schedules 1.01(b) and 1.01(c), all such Purchased Assets (including leaseholder interests) are free and clear of any and all encumbrances.

Section 3.06 Condition and Sufficiency of Assets. Except as set forth on Schedule 1.01(c), to the Seller’s knowledge, the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. To the Seller’s knowledge, none of the Excluded Assets are material to the Business.

Section 3.07 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Schedule 1.01(b) lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Except as set forth on Schedule 1.01(b), Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all encumbrances. Except as set forth on Schedule 1.01(b), Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP or restricting the licensing thereof to any person or entity.

(c) Except as set forth on Schedule 1.01(b), to the Seller’s knowledge, Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. Except as set forth on Schedule 1.01(b), to the Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any Affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.08 Legal Proceedings; Governmental Orders. Except as set forth on Schedule 3.08, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth on Schedule 3.08, to the Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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Section 3.09 Compliance With Laws; Permits.

(a) Seller has complied, and is now complying, with all laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) To the Seller’s knowledge, all permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. To the Seller’s knowledge, all fees and charges with respect to the Permits as of the date hereof have been paid in full. Schedule 1.01(d) lists all current permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in the Disclosure Schedules.

Section 3.10 Environmental Matters.

(a) “Environmental Law” means any applicable law, and any governmental order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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(b) To the Seller’s knowledge, the operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws except as set forth on Schedule 3.10(b),. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) written directive, notice of violation or infraction relating to actual or alleged non-compliance with any Environmental Law or any action, governmental order, lien, fine, penalty alleging liability of non-compliance with any Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 3.11 Employment Matters.

(a) Schedule 3.11 contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees which have not been paid to the date hereof.

Section 3.12 Taxes.

(a) All tax returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any tax return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

Section 3.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

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Section 3.14 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.15 Securities Representations. The Seller hereby confirms that the Shares to be acquired by the Seller hereunder (subject to the terms and conditions herein) will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than pursuant to an effective registration statement or an available exemption therefrom), and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (other than pursuant to an effective registration statement or an available exemption therefrom). The Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such securities. The Seller understands that the Shares to be acquired, subject to the terms and conditions herein, have not been, and until registered, will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) , by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that Company has no obligation to register or qualify the securities for resale. The Seller understands that the Shares may, be notated with a customary Securities Act legend. The Seller represents that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.16 Acknowledgment of Restricted Securities. Each Seller has read and understands the following:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE PURCHASER SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE PURCHASER SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM OR THIS SUBSCRIPTION AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL

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ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the following statements are true and correct as of the date hereof, except as otherwise scheduled hereto. All references to Buyer’s knowledge in the following representations and warranties refer to the actual knowledge of Buyer’s officers and management level employees, without investigation.

Section 4.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 4.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

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Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Removal of Restrictive Legend. Buyer represents and warrants that to the extent permitted by law, Buyer will assist Seller with the removal of any restrictive legend relating to the Shares when it is appropriate to do so, and that the articles of incorporation and bylaws of Buyer, and any shareholders’ agreements of Buyer contain no restrictions on sale of the Shares.

ARTICLE V
Covenants

Section 5.01 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 5.02 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.03 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of 2 years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business (collectively, “Books and Records”) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of 2 years following the Closing, Seller shall:

(i) retain any Books and Records (including personnel files) kept by Seller after the Closing which relate to the Business and its operations for periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Buyer’s representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) where such access would violate any law.

Section 5.04 Public Announcements. Buyer shall be permitted to make any required public disclosures regarding this Agreement. Additionally, Buyer shall be permitted to make a press release regarding this Agreement in consultation with Seller.

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Section 5.05 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Conditions to closing

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in this Agreement.

(g) Buyer shall have received all permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h) All encumbrances relating to the Purchased Assets shall have been released in full, other than the encumbrances (“Permitted Encumbrances”) listed as Permitted Encumbrances in Schedules 1.01(b) and 1.01(c), and Seller shall have delivered to Buyer written evidence, in form reasonably satisfactory to Buyer, of the release of such encumbrances.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed in the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries required by this Agreement.

(f) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect and shall survive for 12 months or for the period specified therein. All covenants and agreements of the parties contained herein shall survive the Closing for 12 months or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Seller shall indemnify and defend each of Buyer and its Affiliates and their respective stockholders, directors, officers and employees (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all loss, liability, cost, claim, damage, expense or demand, including without limitation, reasonable attorneys’ fees (collectively, “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(c) any third-party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets) conducted, existing or arising on or prior to the Closing Date.

Section 7.03 Indemnification By Buyer. Buyer shall indemnify and defend each of Seller and its Affiliates and their respective stockholders, directors, officers and employees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c) any third-party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising on or after the Closing Date.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. A Business Day is a day that banks in the State of Florida are required to be open.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

Section 7.07 Other Rights and Remedies Not Affected. The indemnification rights of the parties are independent of, and in addition to, such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

Section 7.08 Limitations on Indemnity. The aggregate obligations of the Sellers to indemnify the Buyer, are subject to the following limitations.

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(a) Notwithstanding anything to the contrary contained herein, the Parties shall not be liable for any Losses until such Losses exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, or for any Losses in excess of the greater of: (i) the Purchase Price; or (ii) the Indemnifying Party’s insurance coverage. Once Losses exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, the indemnified Party shall be entitled to recover the amount of all such Losses from the first dollar.

(b) All recoveries for Losses to which an indemnified party may be entitled shall be net of any insurance coverage with respect thereto. No director or officer of an Indemnifying Party shall have any liability to an indemnified party as a result of a breach of a representation or warranty contained in this Agreement.

(c) Neither party shall be liable under this Article VII for indirect or consequential damages.

ARTICLE VIII
Fuel PurchasinG

Section 8.01 Preferred Fuel Supplier. EzFill will utilize Palmdale as its preferred supplier for fuel throughout the State of Florida. Palmdale will provide EzFill with preferred pricing on fuel purchases.

Section 8.02 Authorizations. Palmdale will provide EzFill with the proper authorizations to fill up EzFill’s fuel delivery trucks at the Palmdale rack locations around Florida, subject to the terms and conditions contained in the License Agreement.

Section 8.03 Deliveries. At EzFill’s request, Palmdale will deliver the fuel to EzFill’s storage tanks or EzFill’s customers storage tanks. Delivery prices will be set forth in Schedule II to this Agreement.

ARTICLE IX
EXPANSION

Section 9.01 Truck Parking. To Support EzFill’s expansion, Palmdale will provide EzFill with at least three truck parking spots at its West Palm Beach, Tampa, Fort Myers, Boynton Beach, Riviera Beach, and Orlando locations (the “Truck Parking”). EzFill intends to open in those markets between March and June of 2022, this timeline is subject to change at the discretion of EzFill. EzFill will be provided the Truck Parking at each location at no cost for one year from the date that it opens at such location. For the purposes of this Agreement, EzFill shall be considered to have opened at a location when it begins using the Truck Parking at such location.

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ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to Seller:	Full Service Fueling, Inc. 911 North Second Street Fort Pierce, FL 34951 E-mail: kendall@palmdaleoil.com Attention: Kendall Cheatham, President

If to Buyer:	EzFill Holdings, Inc. 2999 NE 191 Street, Ste 500 Aventura, FL, 33180 E-mail: [E-MAIL ADDRESS] Attention: [TITLE OF OFFICER TO RECEIVE NOTICES]

Section 10.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.05 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld by such other party in its sole discretion. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 10.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the County of Palm Beach and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Attorneys’ Fees. In the event any dispute or litigation arises hereunder between any of the parties hereto, their heirs, personal representatives, agents, successors or assigns, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys’ and paralegals’ fees and costs incurred before and at any trial, arbitration, or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FULL SERVICE FUELING, INC.

By	/s/ Kendall Cheatham
Name:	Kendall Cheatham
Title:	President

EZFILL HOLDINGS, INC.

By	/s/ Michael McConnell
Name:	Michael McConnell
Title:	CEO

JOINDER

The undersigned joins in the foregoing Agreement with respect to its obligations under Sections 2.02(a) (iv) and (v), 8.01, 8.02, 8.03 and 9.01 thereof.

PALMDALE OIL COMPANY, INC.

By:	/s/ Kendall Cheatham
Name:	Kendall Cheatham
Title:	Vice President

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